Exhibit 12

                           CARNIVAL CORPORATION & PLC
                       Ratio of Earnings to Fixed Charges
                          (In millions, except ratios)

                                                 Years Ended November 30,
                                  ----------------------------------------------------
                                  2005        2004        2003        2002        2001
                                  ----        ----        ----        ----        ----
Net income                       $ 2,257     $ 1,854     $ 1,194     $ 1,016     $   926
Income tax expense (benefit),
  net                                 73          47          29         (57)        (12)
                                 -------     -------     -------     -------     -------
Income before income taxes         2,330       1,901       1,223         959         914

Adjustment to earnings:
  (Income) loss from
    affiliated operations
    and dividends received            (3)          3           1           2          57
                                 -------     -------     -------     -------     -------

Earnings as adjusted               2,327       1,904       1,224         961         971
                                 -------     -------     -------     -------     -------

Fixed charges
  Interest expense, net              330         284         195         111         121
  Interest portion of
    rent expense (a)                  17          17          16           5           4
  Capitalized interest                21          26          49          39          29
                                 -------     -------     -------     -------     -------

Total fixed charges                  368         327         260         155         154
                                 -------     -------     -------     -------     -------

Fixed charges not affecting
  earnings:
    Capitalized interest             (21)        (26)        (49)        (39)        (29)
                                 -------     -------     -------     -------     -------
Earnings before fixed
  charges                        $ 2,674     $ 2,205     $ 1,435     $ 1,077     $ 1,096
                                 =======     =======     =======     =======     =======

Ratio of earnings to
  fixed charges                     7.3x        6.7x        5.5x        6.9x        7.1x
                                 =======     =======     =======     =======     =======

(a) Represents one-third of rent expense, which we believe to be representative of the interest portion of rent expense.


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